Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD WITHDRAWS DACTHAL REGISTRATION

Product Was Suspended by EPA Based on One Rodent Study

Newport Beach, CA – August 21, 2024 – American Vanguard Corporation (NYSE: AVD) today announced that, following its decision in April 2024 to voluntarily stop sales of Dacthal herbicide products, the Company has submitted to the Environmental Protection Agency (“EPA”) voluntary cancellation requests for all of its federal registrations of those products. Those registrations are currently the subject of an emergency suspension order that was issued by EPA on August 6, 2024.

In connection with its action, the Company made the following statements.

While the Company continues to question EPA’s conclusions in support of the suspension, we believe that the best course of action is to voluntarily cancel registrations of this product. We are working apace with both state and federal authorities to effect product return and to remove Dacthal from channels of distribution. It is the Company’s position that product stewardship be international in scope; thus, we will now proceed to voluntarily cancel all international registrations as well.

It is important to note that EPA’s findings are based upon the test results of a single, relatively new study that the Company had provided to the agency over two years ago which showed an effect on fetal rodents at certain dose levels. As is typically the case with such studies, the observed effect was extrapolated to indicate a potential effect upon human beings. The suspension order, then, was issued by EPA on the premise of preventing potential harm, rather than in response to an actual, reported harm. The Company had been working with the EPA in good faith for over one year to identify risk mitigation measures that might alleviate concerns and allow continued use of high-benefit use patterns. However, these measures apparently did not give the EPA sufficient certainty at the time. The Company was also discussing with the EPA the potential for completion of additional toxicology and exposure studies that may have alleviated risk concerns, had they been afforded time to proceed. The Company nevertheless thanks EPA for expending time and resources to consider and evaluate the many proposed risk mitigation measures.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 21 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products), ii) Green Solutions (with over 120 biorational products – including fertilizers, microbials, nutritionals and non-conventional products) and iii) Precision Agriculture innovation. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative:
American Vanguard Corporation	The Equity Group Inc.
Anthony Young, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
anthonyy@amvac-chemical.com	Lcati@equityny.com